Exhibit 10.2
GENERAL MILLS, INC.
1998 EMPLOYEE STOCK PLAN
1.	PURPOSE OF THE PLAN

The purpose of the General Mills, Inc. 1998 Employee Stock Plan (the “Plan”) is to attract and retain able employees by rewarding employees of General Mills, Inc., its subsidiaries and affiliates (defined as entities in which General Mills, Inc. has a significant equity or other interest) (collectively, the “Company”) and to align the interests of employees with those of the stockholders of the Company through compensation that is based on the Company’s stock. Grants may be made to employees under the Plan in lieu of salary increases and certain other compensation and benefits.

2.	EFFECTIVE DATE AND DURATION OF PLAN

This Plan shall become effective as of September 28, 1998. No Awards were made under the Plan after September 22, 2003.

3.	ELIGIBLE PERSONS

Only persons who are employees of the Company shall be eligible to receive grants of Stock Options, Restricted Stock or Restricted Stock Units (each defined below) and become “Participants” under the Plan.

4.	AWARD TYPE

Under this Plan, the Compensation Committee of the Company’s Board of Directors (the “Committee”) may award Participants options (“Stock Options”) to purchase common stock of the Company ($.10 par value) (“Common Stock”). The grant of a Stock Option entitles the Participant to purchase a fixed number of shares of Common Stock at an “Exercise Price” established by the Committee. The Exercise Price for each share of Common Stock issuable under a Stock Option shall not be less than 100% of the Fair Market Value of the Common Stock on the date of grant. “Fair Market Value” shall equal the closing price of the Common Stock on the New York Stock Exchange on the date of grant. The Committee may also grant Participants shares of Common Stock or the right to receive shares of Common Stock subject to certain restrictions (“Restricted Stock” or “Restricted Stock Units”) (Stock Options, Restricted Stock and Restricted Stock Units are sometimes referred to as “Awards”).

To the extent that such requirements are applicable, this Plan is intended to comply with the requirements of section 409A of the Internal Revenue Code of 1986 and shall be interpreted and administered in accordance with that intent. If any provision of the Plan would otherwise conflict with or frustrate this intent, that provision will be interpreted and deemed amended so as to avoid the conflict. Further, for purposes of the limitations on nonqualified deferred compensation under section 409A, each payment of compensation under this Plan shall be treated as a separate payment of compensation for purposes of applying the section 409A deferral election rules and the exclusion from section 409A for certain short-term deferral amounts. Certain awards made under this Plan which were earned and vested (within the meaning of section 409A) before January 1, 2005 are intended to be grandfathered from section 409A and remain governed by federal tax law applicable to deferred compensation as it existed in effect prior to section 409A. Accordingly, changes to the Plan after October 3, 2004 shall not modify the rights of participants with respect to deferred amounts that were earned and vested on or before December 31, 2004. It is further intended that no “material modification” be made to the Plan, as that term is used in Treasury Regulations governing section 409A, whether by this amendment and restatement or otherwise.

5.	STOCK OPTION TERM AND TYPE

Stock Options granted under the Plan shall be Non-Qualified Stock Options governed by Section 83 of the Internal Revenue Code of 1986, as amended (the “Code”). The term of any Stock Option granted under the Plan shall be determined by the Committee, provided that the term of a Stock Option shall not exceed 10 years and one month.

6.	COMMON STOCK SUBJECT TO THE PLAN
a)	Maximum Shares Available for Delivery. Subject to Section 6(b), the maximum number of shares of Common Stock available for issuance to Participants under the Plan shall be 28,000,000.

In addition, any Common Stock covered by a Stock Option granted under the Plan, which is forfeited, cancelled or expires in whole or in part shall be deemed not to be delivered for purposes of determining the maximum number of shares of Common Stock available for grants under the Plan.

If any Stock Option is exercised by tendering Common Stock, either actually or by attestation, to the Company as full or partial payment in connection with the exercise of the Stock Option under the Plan, only the number of shares of Common Stock issued net of the Common Stock tendered shall be deemed delivered for purposes of determining the maximum number of shares available for grants under the Plan. Upon forfeiture or termination of Restricted Stock or Restricted Stock Units prior to vesting, the shares of Common Stock subject thereto shall again be available for Awards under the Plan.

b)	Adjustments for Corporate Transactions. If a corporate transaction has occurred affecting the Common Stock such that an adjustment to outstanding awards is required to preserve (or prevent enlargement of) the benefits or potential benefits intended at the time of grant, then in such manner as the Committee deems equitable, an appropriate adjustment shall be made to (i) the number and kind of shares which may be awarded under the Plan; (ii) the number and kind of shares subject to outstanding awards; (iii) the number of shares credited to an account; and, if applicable, (iv) the exercise price of outstanding Options; provided that the number of shares of Common Stock subject to any Option denominated in Common Stock shall always be a whole number. For this purpose a corporate transaction includes, but is not limited to, any dividend or other distribution (whether in the form of cash, Common Stock, securities of a subsidiary of the Company, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Common Stock or other securities of the Company, issuance of warrants or other rights to purchase Common Stock or other securities of the Company, or other similar corporate transactions. Notwithstanding anything in this paragraph to the contrary, an adjustment to an Option under this paragraph shall be made in a manner that will not result in a new grant of an Option under Code Section 409A.

c)	Limits on Distribution. Distribution of shares of Common Stock or other amounts under the Plan shall be subject to the following:
(i)	The total number of shares of Common Stock that shall be available for Restricted Stock and Restricted Stock Unit Awards under the Plan shall be limited to 15% of the total shares authorized for Awards hereunder.

(ii)	Notwithstanding any other provision of the Plan, the Company shall have no liability to deliver any shares of Common Stock under the Plan or make any other distribution of benefits under the Plan unless such delivery or distribution would comply with all applicable laws (including, without limitation, the requirements of the Securities Act of 1933), and the applicable requirements of any securities exchange or similar entity.

(iii)	To the extent that the Plan provides for issuance of stock certificates to reflect the issuance of shares of Common Stock or Restricted Stock, the issuance may be effected on a non-certificated basis, to the extent not prohibited by applicable law or the applicable rules of any stock exchange.
d)	The Committee, in its discretion, may require as a condition to the grant of Awards, the deposit of Common Stock owned by the Participant receiving such grant, and the forfeiture of such grants if such deposit is not made or maintained during the required holding period. Such shares of deposited Common Stock may not be otherwise sold or disposed of during the applicable holding period or restricted period. The Committee may also determine whether any shares issued upon exercise of a Stock Option shall be restricted in any manner.
7.	EXERCISE OF STOCK OPTIONS
a)	Exercise. Except as provided in Sections 11 and 12 (Change of Control and Termination of Employment), each Stock Option may be exercised only in accordance with the terms and conditions of the Stock Option grant and during the periods as may be established by the Committee. Twenty percent of each Stock Option granted under the Plan in lieu of salary increases and certain other compensation and benefits may be exercised immediately upon granting and, subject to the Participant’s continued

employment with the Company, additional 20% portions of such Stock Option shall become exercisable each year thereafter. All other Stock Options granted hereunder may be exercised only after three years of the Participant’s continued employment with the Company following the date of the Stock Option grant.

A Participant exercising a Stock Option shall give notice to the Company of such exercise and of the number of shares elected to be purchased prior to 4:30 P.M. CST/CDT on the day of exercise, which must be a business day at the executive offices of the Company.

b)	Payment. The Exercise Price shall be paid to the Company at the time of such exercise, subject to any applicable rule or regulation adopted by the Committee:
(i)	in cash (including check, draft, money order or wire transfer made payable to the order of the Company);

(ii)	through the tender of shares of Common Stock owned by the Participant (by either actual delivery or attestation); or

(iii)	by a combination of (i) and (ii) above.
For determining the amount of the payment, Common Stock delivered pursuant to (ii) or (iii) shall have a value equal to the Fair Market Value of the Common Stock on the date of exercise.

c)	Deferrals. Prior to January 1, 2005, the Committee may permit or require Participants to defer receipt of any Common Stock issuable upon exercise of a Stock Option, subject to such rules and procedures as it may establish, which may include provisions for the payment or crediting of interest, or dividend equivalents, including converting such credits into deferred Common Stock equivalents. Stock option gains may not be deferred after December 31, 2004.
8.	RESTRICTED STOCK AND RESTRICTED STOCK UNITS

With respect to Awards of Restricted Stock and Restricted Stock Units, the Committee shall:
a)	select Participants to whom Awards will be made, provided that Restricted Stock Units may only be awarded to those employees of the Company who are employed in a country other than the United States;

b)	determine the number of shares of Restricted Stock or the number of Restricted Stock Units to be awarded;

c)	determine the length of the restricted period, which shall be no less than one year;

d)	determine the purchase price, if any, to be paid by the Participant for Restricted Stock or Restricted Stock Units; and

e)	determine any restrictions other than those set forth in this Section 8.

Subject to the restrictions set forth in this Section 8, each Participant who receives Restricted Stock shall have all rights as a stockholder with respect to such shares, including the right to vote the shares and receive dividends and other distributions.

Each Participant who receives Restricted Stock Units shall be eligible to receive, at the expiration of the applicable restricted period, one share of Common Stock for each Restricted Stock Unit awarded, and the Company shall issue to each such Participant that number of shares of Common Stock. Participants who receive Restricted Stock Units shall have no rights as stockholders with respect to such Restricted Stock Units until such time as share certificates for Common Stock are issued to the Participants; provided, however, that quarterly during the applicable restricted period for all Restricted Stock Units awarded hereunder, the Company shall pay to each such Participant an amount equal to the sum of all dividends and other distributions paid by the Company during the prior quarter on that equivalent number of shares of Common Stock.
9.	TRANSFERABILITY OF STOCK OPTIONS

Except as otherwise provided by rules of the Committee, no Stock Options shall be transferable by a Participant otherwise than (i) by the Participant’s last will and testament or (ii) by the applicable laws of descent and distribution, and such Stock Options shall be exercised during the Participant’s lifetime only by the Participant or his or her guardian or legal representative. Except as otherwise provided in Section 8, no shares of Restricted Stock and no Restricted Stock Units shall be sold, exchanged, transferred, pledged or otherwise disposed of during the restricted period.

10.	TAXES

Whenever the Company issues Common Stock under the Plan, the Company may require the recipient to remit to the Company an amount sufficient to satisfy any Federal, state or local tax withholding requirements prior to the delivery of such Common Stock, or, in the discretion of the Committee, upon the election of the Participant, the Company may withhold from the shares to be delivered shares sufficient to satisfy all or a portion of such tax withholding requirements.

11.	CHANGE OF CONTROL

Each outstanding Stock Option shall become immediately and fully exercisable for a period of one (1) year following the date of the following occurrences, each constituting a “Change of Control”:
a)	The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the 1934 Act), (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of voting securities of the Company where such acquisition causes such Person to own 20% or more of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Voting Securities”); provided, however, that for purposes of this subsection (a), the following acquisitions shall not be deemed to result in a Change of Control: (i) any acquisition directly from the Company, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (iv) any acquisition by any corporation pursuant to a transaction that complies with clauses (i), (ii) and (iii) of subsection (c) below; and provided, further, that if any Person’s beneficial ownership of the Outstanding Voting Securities reaches or exceeds 20% as a result of a transaction described in clause (i) or (ii) above, and such Person subsequently acquires beneficial ownership of additional voting securities of the Company, such subsequent acquisition shall be treated as an acquisition that causes such Person to own 20% or more of the Outstanding Voting Securities; or

b)	Individuals who, as of the date hereof, constitute the Board of Directors (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least of a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

c)	The approval by the shareholders of the Company of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (“Business Combination”) or, if consummation of such Business Combination is subject, at the time of such approval by stockholders, to the consent of any government or governmental agency, the obtaining of such consent (either explicitly or implicitly by consummation); excluding, however, such a Business Combination pursuant to which (i) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation that as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Voting Securities, (ii) no Person (excluding any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the

Business Combination and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

d)	approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.
After such one (1) year period the normal Stock Option exercise provisions of the Plan shall govern. Notwithstanding any other provision of the Plan, but subject to Section 5, in the event a Participant’s employment with the Company is terminated within two (2) years of any of the events specified in (a), (b), (c) or (d), all outstanding Stock Options of such Participant at that date of termination shall be exercisable for a period of six (6) months beginning on the date of termination.

With respect to Stock Option grants outstanding as of the date of any such Change of Control which require the deposit of owned Common Stock as a condition to obtaining rights, the deposit requirement shall be terminated as of the date of the Change of Control and any such deposited stock shall be promptly returned to the Participant.

In the event of a Change of Control, a Participant shall fully vest in all shares of Restricted Stock and Restricted Stock Units, effective as of the date of such Change of Control, and any deposited shares of Common Stock shall be promptly returned to the Participant. If the Change of Control constitutes a “change in control” event as described in IRS regulations or other guidance under Code section 409A(a)(2)(A)(v), Participants’ Restricted Stock Units shall be settled upon the Change of Control. If the Change of Control does not constitute a “change in control” event as described in IRS regulations or other guidance under Code section 409A(a)(2)(A)(v), Restricted Stock Units that are not Section 409A Restricted Stock Units and on which a deferral election was not made shall be settled upon the Change of Control. However, the Section 409A Restricted Stock Units, or Restricted Stock Units for which a proper deferral election was made, shall be settled on the date the original restriction period would have closed, or the date elected pursuant to the proper deferral election, as applicable.
12.	TERMINATION OF EMPLOYMENT
a)	Resignation or Termination for Cause. If the Participant’s employment by the Company is terminated by either
(i)	the voluntary resignation of the Participant, or

(ii)	a Company discharge due to Participant’s illegal activities, poor work performance, misconduct or violation of the Company’s policies or practices, then Participant’s Stock Options shall terminate three months after such termination (but in no event beyond the original full term of the Stock Options) and no Stock Options shall become exercisable after such termination, and all shares of Restricted Stock and Restricted Stock Units which are subject to restriction on the date of termination shall be forfeited.
b)	Other Termination. If the Participant’s employment by the Company terminates for any reason other than specified in Sections 11, 12 (a), (c), (d) or (e), the following rules shall apply:
(i)	In the event that, at the time of such termination, the sum of the Participant’s age and service with the Company equals or exceeds 70, the following shall apply:
(A)	The Participant’s outstanding Stock Options shall continue to become exercisable (and remain exercisable), and shares of Restricted Stock and Restricted Stock Units subject to share deposit requirements shall continue to vest, each according to the schedule established at the time of grant, unless otherwise provided in the applicable Award agreement.

(B)	Shares of Restricted Stock and Restricted Stock Units not subject to share deposit requirements or attributable to a Participant whose termination of employment is on or after August 1, 2003, shall fully vest and be paid (or deferred, as appropriate) immediately.
(ii)	In the event that, at the time of such termination, the sum of Participant’s age and service with the Company is less than 70, Participant’s outstanding unexercisable Stock Options and unvested Restricted Stock and Restricted Stock Units shall become exercisable or vest, as the case may be, and be paid (or deferred, as appropriate) immediately as of the date of termination, in a pro-rata amount based on the full months of employment completed during the full vesting period from the date of grant to the date of termination with such newly-vested Stock Options and Stock Options exercisable on the date of termination remaining exercisable for the lesser of one year from the date of termination and the original full term of the Stock Option. All other Stock Options, shares of Restricted Stock and Restricted Stock Units shall be forfeited as of the date of termination. Provided, however, that if the Participant is an executive officer of the Company, the Participant’s outstanding Stock Options which, as of the date of termination are not yet exercisable, shall become exercisable effective as of the date of such termination and, with all outstanding Stock Options already exercisable on the date of termination, shall remain exercisable for the lesser of one year following the date of termination and the original full term of the Stock Option, and all shares of Restricted Stock and Restricted Stock Units shall fully vest and be paid (or deferred, as appropriate) immediately as of the date of termination.

Notwithstanding the foregoing, any Section 409A Restricted Stock Units that vest under this Section 12(b) shall be paid on the Participant’s separation from service (within the meaning of Code section 409A), or in the case of a Participant who is a specified employee (within the meaning of Code section 409A) shall be paid on the first day of the seventh month following the month of separation from service.
c)	Death. If a Participant dies while employed by the Company, any Stock Option previously granted under this Plan may be exercised by the person designated in such Participant’s last will and testament or, in the absence of such designation, by the Participant’s estate, to the full extent that such Stock Option could have been exercised by such Participant immediately prior to death. Any outstanding Stock Options granted on or after June 1, 2002, which, as of the date of death, are not yet exercisable, shall fully vest and become exercisable upon death. Outstanding Stock Options granted prior to June 1, 2002, which, as of the date of death, are not yet exercisable, shall fully vest and become exercisable in a pro-rata amount, based on the full months of employment completed during the full vesting period of the Stock Option from the date of grant to the date of death.

With respect to Stock Options which require the deposit of owned Common Stock as a condition to obtaining exercise rights, in the event a Participant dies while employed by the Company, such Stock Options may be exercised as provided in the first paragraph of this Section 12(c) and any owned Common Stock deposited by the Participant pursuant to such grant shall be promptly returned to the person designated in such Participant’s last will and testament or, in the absence of such designation, to the Participant’s estate, and all requirements regarding deposit by the Participant shall be terminated.

A Participant who dies during any applicable restricted period, for Restricted Stock or Restricted Stock Units granted on or after June 1, 2002, shall fully vest in, and have settled, such shares of Restricted Stock or Restricted Stock Units, effective as the date of death. A Participant who dies during any applicable restricted period, for any Restricted Stock or Restricted Stock Units granted prior to June 1, 2002, shall vest in, and have settled, a proportionate number of such shares of Restricted Stock or Restricted Stock Units, effective as of the date of death. Such proportionate vesting shall be pro-rata, based on the number of full months of employment completed during the restricted period prior to the date of death, as a percentage of the applicable restricted period.

d)	Retirement. The Committee shall determine, at the time of grant, the treatment of the Stock Options, Restricted Stock and Restricted Stock Units upon the retirement of the Participant. Unless other terms are specified in the original Grant, if the termination of employment is due to a Participant’s retirement on or after age 55, the Participant may exercise a Stock Option, subject to the original terms and conditions of the Stock Option and shall fully vest in, and be paid or have deferred, all shares of Restricted Stock or Restricted Stock Units effective as of the date of retirement (unless any such Award specifically provides otherwise). However, the Restricted Stock Units without a proper deferral election that vest under this Section 12(d) shall be payable on the Participant’s separation from service (within the meaning of Code section 409A) or in the case of a Participant who is a specified employee (within the meaning of Code section 409A) shall be paid on the first day of the seventh month following the month of separation from service. A Restricted Stock Unit that could vest upon retirement under this Section 12(d) at any time within the Award’s restricted period shall be referred to as a “Section 409A Restricted Stock Unit”.

e)	Spin-offs. If the termination of employment is due to the cessation, transfer, or spin-off of a complete line of business of the Company, the Committee, in its sole discretion, shall determine the treatment of all outstanding Awards under the Plan. Such treatment shall be consistent with Code section 409A, and in particular will take into account whether a separation from service has occurred within meaning of section 409A.
13.	ADMINISTRATION OF THE PLAN
a)	Administration. The authority to control and manage the operations and administration of the Plan shall be vested in Committee in accordance with this Section 13.

b)	Selection of Committee. The Committee shall be selected by the Board, and shall consist of two or more members of the Board.

c)	Powers of Committee. The authority to manage and control the operations and administration of the Plan shall be vested in the Committee, subject to the following:
(i)	Subject to the provisions of the Plan, the Committee will have the authority and discretion to select from among the eligible Company employees those persons who shall receive Awards, to determine the time or times of receipt, to determine the types of Awards and the number of shares covered by the Awards, to establish the terms, conditions, performance criteria, restrictions, and other provisions of such Awards, and (subject to the restrictions imposed by Section 14) to cancel or suspend Awards. In making such determinations, the Committee may take into account the nature of services rendered by the individual, the individual’s present and potential contribution to the Company’s success and such other factors as the Committee deems relevant.

(ii)	The Committee will have the authority and discretion to establish terms and conditions of Awards as the Committee determines to be necessary or appropriate to conform to applicable requirements or practices of jurisdictions outside of the United States.

(iii)	The Committee will have the authority and discretion to interpret the Plan, to establish, amend, and rescind any rules and regulations relating to the Plan, to determine the terms and provisions of any agreements made pursuant to the Plan, and to make all other determinations that may be necessary or advisable for the administration of the Plan.

(iv)	Any interpretation of the Plan by the Committee and any decision made by it under the Plan is final and binding.
d)	Delegation by Committee. Except to the extent prohibited by applicable law or the applicable rules of a stock exchange, the Committee may allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any person or persons selected by it. Any such allocation or delegation may be revoked by the Committee at any time.
14.	AMENDMENTS OF THE PLAN

The Committee may from time to time prescribe, amend and rescind rules and regulations relating to the Plan. Subject to the approval of the Board of Directors, where required, the Committee may at any time terminate, amend, or suspend the operation of the Plan, provided that no action shall be taken by the Committee to:
a)	permit granting of Stock Options at less than Fair Market Value; and

b)	except as provided in Section 6, permit the repricing of outstanding Stock Options.
No termination, modification, suspension, or amendment of the Plan shall alter or impair the rights of any Participant pursuant to an outstanding Award without the consent of the Participant. There is no obligation for uniformity of treatment of Participants under the Plan.

15.	FOREIGN JURISDICTIONS

The Committee may adopt, amend, and terminate such arrangements, not inconsistent with the intent of the Plan, as it may deem necessary or desirable to make available tax or other benefits of the laws of any foreign jurisdiction, to employees of the Company who are subject to such laws and who receive Awards under the Plan.

16.	NOTICES

All notices to the Company regarding the Plan shall be in writing, effective as of actual receipt by the Company, and shall be sent to:
General Mills, Inc.
Number One General Mills Boulevard
Minneapolis, Minnesota 55426
Attention: Corporate Compensation